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                                                                   Exhibit 99(a)
EXHIBITS:

CONVERTIBLE PROMISSORY NOTE (TYPICAL):

$0,000                                                     Dated: August 7, 2000
                                                             Due: August 7, 2001


       FOR VALUE RECEIVED, KENILWORTH SYSTEMS CORPORATION, a New York corporation (herein called the "Company"), Promises to pay to the order of _____________________________________________________________ (herein called the "Holder") or registered assigns, at the principal office of the Company (presently located at 54 Kenilworth Road, Mineola, New York 11501) in lawful monies of the United States of America, the principal sum of DOLLARS (received by the Company in cash) with accrued and unpaid interest thereon, at the prevailing prime rate as quoted by Citibank, on or before ___________. The first quarterly interest accrual date on the unpaid principal amount shall be ___________________ and all other accrual dates every three months thereafter.

       This note may be prepaid in whole or in part at any time and from time to time, without penalty, but with interest on the amount prepaid to the date of prepayment.

       The Holder of this note has the right at any time through _____________ 2001, to convert all or any part of the indebtedness represented by this note, including the accrued interest, through the date of conversion, into fully paid and non-assessable common stock, par value $.01 per share, of the Company at the conversion price of one (1) share for the lower of (a) $______ per share or (b) the mean average bid price, at any time from date hereof to date of exercise, for the shares of the Company as traded in the public market, of unpaid principal and accrued interest. If the Holder shall elect to exercise such conversion right, then he/she/they shall notify the Company, in writing of such election, specifying the principal amount and interest to be converted, and shall, if the Note shall be converted in full, surrender the Note to the Company for cancellation and, if this Note be converted in part, shall surrender this Note to the Company so that there may be endorsed thereof the reduction of the principal and interest the same which has been converted, after which the Note shall be returned to the Holder.

       Prior to due presentment for registration or transfer of this Note, the Company and its agents may deem and treat the person/persons in whose name this Note shall be registered upon the books of the Company as the absolute owner of this Note (whether or not this Note shall be overdue and notwithstanding any notation of ownership or other writing thereon) for the purpose of receiving payment of or on account of the principal hereof and interest due hereon and for all other purposes, and neither the Company nor its agents shall be affected by any notice to the contrary.

       Neither this Convertible Promissory Note nor the common shares issuable on conversion thereof (in whole or in part) have been registered under the Securities Act of 1933 (the "Act") and may not be sold, transferred, pledged, or offered for sale in the absence of an effective registration statement relating to these securities under said Act, or an opinion of counsel to the Company that such registration is not required, or an exemption from the Act is available.


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       If during the convertible period of this Note the Company shall (i) pay a stock dividend or make a distribution of its common stock into a greater number of shares, (ii) combine its outstanding stock into a smaller number of shares, or (iii) issue by reclassification of its common stock any shares of capital stock of the Company then the conversion right shall be adjusted so that the holder thereof, if he/she/they shall elect to convert the same, after the record date or the effective date of any such event as the case may be, shall be entitled to receive the number of shares of common stock or other capital stock of the Company which he/she/they would have owned or have been entitled to receive after any of the events described above, had the Note been converted at the record date in the case of a stock dividend or stock distribution or the effective date in the case of a sub-division, combination or reclassification.

       The Company agrees that in the event it shall hereafter file a registration statement under the Act which includes shares on behalf of any shareholders, that it will give notice in writing of said registration to the Holder thereof. In the event the Holder shall in writing addressed and delivered to the Company elect to exercise such conversion right hereinbefore granted within the time period specified in said notice, then the Company agrees to include so much of said stock as the Holder shall be entitled to receive as a result of said conversion proportionately to the other shareholders included in the registration statement and to file same with the Securities and Exchange Commission and agrees to use its best efforts to cause the same to become effective under the said Act as promptly as possible, so that the stock may be publicly offered and sold by the Holder after such effectiveness in compliance with the requirements of said Act and other applicable provisions of federal and state securities laws.

       If this Note is not paid when due, whether at maturity or by acceleration by other events, the Company agrees to pay reasonable costs of collection and such costs shall include without limitation all costs, attorney's fees and expenses incurred by the Holder hereof in connection with any insolvency, bankruptcy, reorganization, arrangement or similar proceedings involving the Company, or involving any endorser or guarantor hereof, which in any way affect the exercise by the Holder hereof of his/her rights and remedies under this Note.

       Presentment, demand, protest, notices of protest, dishonor and non-payment of this Note and all notices of every kind are waived.

       The issuance and execution of this Note has been authorized and approved by the Board of Directors of the Company.

       The terms "Company" and "Holder" used herein shall be construed to include their respective heirs, personal representatives, successors, subsequent holders, and assigns.

       This Convertible Promissory Note shall be enforced in accordance with the laws of the State of New York, U.S.A., and shall be construed in accordance thereof.

       IN WITNESS WHEREOF, the undersigned has executed this Convertible Promissory Note as of the day and year first above written.

                                           KENILWORTH SYSTEMS CORPORATION

                                           By:/s/ Herbert Lindo
                                              ------------------------
                                              Herbert Lindo, President

ATTEST:
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In the event of conversion, the Holder agrees to accept any shares for investment and consents to the endorsement on said shares of an appropriate legend
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